Exhibit 10.1

SECOND AMENDMENT

TO

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Second Amendment (the “Amendment” to that AMENDED AND RESTATED EMPLOYMENT AGREEMENT made and entered into on December 31, 2008 and amended on November 16, 2012 by and between Sprint Nextel Corporation, now known as Sprint Communications, Inc. (the “Company”), and Steven L. Elfman (the “Agreement”) is entered into and effective as of September 10, 2013 (the “Amendment Date”). Certain capitalized terms shall have the meaning ascribed to them in the Agreement.

WITNESSETH:

WHEREAS, the Executive and the Company desire to amend the Agreement as provided herein.

NOW, THEREFORE, in consideration of the premises and of the covenants and agreements set forth herein and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, and conditioned on Executive’s:

(I)	continued employment through the earlier of (a) January 2, 2015 (the “Retention Date”), and (b) the termination of Executive’s employment by the Company not for Cause, by Executive’s death or Disability or by the Executive for Good Reason in connection with a Change in Control occurring after the Amendment Date;

(II)	agreement hereby that should Executive not voluntarily resign on or after the Retention Date, he will not be eligible for any benefits under Section 9(b)(2) of the Agreement should the Company thereafter terminate his employment without Cause; and

(III)	agreement hereby that none of (a) the relocation of the Executive’s principal place of work from Overland Park to Seattle effective with this Amendment, (b) any subsequent changes in Executive’s duties or responsibilities, or (c) any reduction in Base Salary or Target Bonus or LTSIP Target Award Opportunity after January 2, 2015, shall constitute Good Reason for purposes of the Agreement or the Sprint Corporation Change in Control Severance Plan in connection with the July 10, 2013 Change in Control, the Company and the Executive hereby amend the Agreement as follows (double underline indicating addition; strike-through indicating deletion):

1.	The Preamble shall be amended to read as follows:

WHEREAS, the Executive serves as President – Network, Technology and Operations ~~and Wholesale;~~ and”

2.	Section 3(a) shall be amended to read as follows:

The Executive serves as President - Network, Technology and Operations ~~and Wholesale~~, and agrees to serve as an officer of any enterprise and/or agrees to be an employee of any Subsidiary as may be requested from time to time by the Board of Directors of the Company (the “Board”)~~, any committee or person delegated by the Board~~ or the Chief Executive Officer of the Company (the “Chief Executive Officer”). In such capacity, the Executive shall report directly to the Chief Executive Officer of the Company ~~or such other officer of the Company as may be designated by the Chief Executive Officer~~. The Executive shall have such duties, responsibility and authority as may be assigned to the Executive from time to time by the Chief Executive Officer~~,~~ or the Board ~~or such other officer of the Company as may be designated by the Chief Executive Officer or the Board~~.

3.	Section 3(c) shall be amended to read as follows:

During the Employment Term, and provided that such activities do not contravene the provisions of Section 3(a) or Sections 10, 11, 12 or 13 hereof and, provided further, the Executive does not engage in any other substantial business activity for gain, profit or other pecuniary advantage which materially interferes with the performance of his duties hereunder, the Executive may participate in any governmental, educational, charitable or other community affairs and, subject to the prior approval of the Chief Executive Officer serve as a member of the governing board of any such organization or ~~any~~up to two private or public for-profit compan~~y~~ies. The Executive may retain all fees and other compensation from any such service, and the Company shall not reduce his compensation by the amount of such fees.

4.	Section 8, Place of Performance, shall be amended to read as follows:

In connection with his employment by the Company, the Executive shall be based ~~at the principal executive offices of the Company in the vicinity of Overland Park, Kansas~~ in Seattle, Washington (the “Place of Performance”), except for travel reasonably required for Company business. The Executive will relocate his residence to the area surrounding the Executive’s Place of Performance in accordance with the Company’s relocation program applicable to senior executives. If the Company relocates the Executive’s place of work more than 50 miles from his place of work prior to such relocation, the Executive shall relocate to a residence within (a) 50 miles of such relocated executive offices or (b) such total miles that does not exceed the total number of miles the Executive commuted to his place of work prior to relocation of the Executive’s place of work. To the extent the Executive relocates his residence as provided in this Section 8, the Company will pay or reimburse the Executive’s relocation expenses in accordance with the Company’s relocation policy applicable to senior executives.

Elfman Employment Agreement Second Amendment	Page 2 of 4

5.	Section 29(x) shall be amended to read as follows:

“Good Reason” means the occurrence of any of the following without the Executive’s written consent, unless within 30 days of the Executive’s written notice of termination of employment for Good Reason, the Company cures any such occurrence:

(i)	the Company’s material breach of this Agreement or change in Executive’s reporting relationship;

(ii)	a material reduction in the Executive’s Base Salary, as set forth in Section 4(a), or Target Bonus, as set forth in Section 4(b)(i) (that is not in either case agreed to by the Executive), as compared to the corresponding circumstances in place on the Effective Date as may be increased pursuant to Section 4, except for across-the-board reductions generally applicable to all senior executives; or

(iii)	relocation of the Executive’s principal place of work more than 50 miles without the Executive’s consent.

6.	Notwithstanding the provisions of applicable Award Agreements or Evidences of Award to the contrary, and conditioned on Executive’s timely execution of a general release and non-revocation thereof as if Section 9(b) of the Agreement applied, Executive’s:

a.	unvested stock options and restricted stock units awarded under the 2012 Long-term Incentive Plan (“LTIP”) outstanding as of the Retention Date shall continue to vest following Executive’s termination of employment (for any reason other than Cause, death or Disability) (the “Termination Date”) through the original scheduled vesting date; and

b.	unvested restricted stock units awarded under the 2013 LTIP outstanding as of the Retention Date shall be vested immediately on Executive’s Termination Date, on a prorated basis for the period of Executive’s employment from February 27, 2013, inclusive, through Executive’s Termination Date in relation to the period of February 27, 2013, inclusive, through February 27, 2016 (with the remainder of Executive’s RSUs forfeited as of such Termination Date and the performance adjustment applied to any such RSUs that are performance-based).

In all other respects, the terms, conditions and provision of the Agreement shall remain the same.

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Elfman Employment Agreement Second Amendment	Page 3 of 4

IN WITNESS WHEREOF, the Company has caused this Amendment to be signed by an officer pursuant to the authority of its Board, and the Executive has executed this Amendment, as of the day and year first written above.

SPRINT COMMUNICATIONS, INC.

/s/ Sandra J. Price
By:	Sandra J. Price,
Senior Vice President - Human Resources

/s/ Steven L. Elfman
Steven L. Elfman

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